Exhibit 99.1

March 16, 2012

Dear Wells Mid-Horizon Value-Added Fund I Investor:

We would like to take this opportunity to provide you with the estimated net asset value for the Wells Mid-Horizon Value-Added Fund I, LLC (“the Fund”), as of December 31, 2011. As you may recall, our offering memorandum requires that we provide an estimate of the net asset value of the Fund, based on an appraisal of the Fund's real estate assets, as well as other assets and liabilities.

Based on the valuation process described below, and including other assets and liabilities of the Fund, the net asset value is approximately $45.7 million, or an average of $881 per share, as of December 31, 2011. This compares with an average of $808 per share as of December 31, 2010. It is important to note, however, that each individual shareholder's Net Asset Value per share will vary from this average, based on the time at which the shareholder invested. We are happy to provide a detailed estimate for you upon request.

Our valuation is based on an independent appraisal process that meets the requirements of our offering documents. We engaged Cushman & Wakefield, an independent real estate appraisal firm, to provide a complete appraisal of our Parkway at Oak Hill asset. The other two assets - 6000 Nathan Lane and 330 Commerce Street - were valued internally by our asset management staff, and our internal valuation, including both our methodology and our value conclusions, were reviewed by Altus Group, a leading provider of valuation and consulting services. Altus Group provided the same review of our internal valuations last year.

The individual property values reflected a broad range of increase or decline over the past year, influenced heavily by leasing activity and capital investment. These results are summarized at a high level as follows:

6000 Nathan Lane has experienced a slight decrease in value, primarily as a result of shorter remaining lease terms for the existing tenants, Brocade Communications and Stanley Convergent Security Systems, coupled with the lack of leasing activity at the property. The current value is reflective of the asset's 45% occupancy.

330 Commerce Street has experienced a slight increase in value over the past year. This increase results from having leased a portion of the vacant floor in the building to Tennessee Information Consortium, which is partially offset by the fact that Country Music Television's (CMT) lease expires in just over a year (May 2013). Preliminary discussions are under way with CMT regarding a potential renewal.

Continued on reverse

6200 The Corners Parkway Norcross, GA 30092-3365 Tel: 770-449-7800 Tel: 800-448-1010 Fax: 770-243-8198 www.WellsREF. com

VAFMPLTRI1201-0017

Parkway at Oak Hill has seen a considerable increase in its valuation over the past year, as occupancy has increased from 79% to approximately 94%. During the year, significant capital has been invested in the property through tenant improvements and leasing commissions, and some of the rental concessions given to the tenants have now burned off. With the occupancy at 94%, the property's risk profile has moved away from the “value-add” segment of the market into the “core” segment. As previously communicated, the property is currently being marketed for sale.

In total, our gross real estate asset value for the three assets in the portfolio is up 11.4% over the prior year. However, when compared against our total investment, including both the acquisition price and the total capital invested to date, the gross real estate asset value is approximately 7.0% lower than our investment basis.

The key factors for the future performance of the portfolio are tied to leasing of the remaining vacancy along with renewing the CMT lease. We have made good progress over the past year from a leasing perspective and will continue to focus on increasing occupancy as market fundamentals improve. Continued leasing success, coupled with a recovery in the real estate capital markets, could provide future upside potential in the value of our properties.

We are diligently working to manage these assets to their highest performance level. If you have any questions, please feel free to contact our Client Services Department at 800-557-4830. Our hours of operation are Monday through Thursday, 8:15 a.m. to
6:30 p.m., and Friday, 8:15 a.m. to 5:30 p.m. (ET).

Sincerely,

Christopher D. Daniels
President, Wells Investment Management Company

cc: Financial Representative

Risk Factors
We have a limited operating history; therefore, there is no assurance that we will meet the Fund's targeted investment performance. Many dynamic variables exist that are beyond our control, which will impact the investor's realized return. Please note that there are uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. The information contained herein may be confidential and/or legally privileged. It has been sent for the sole use of the intended recipient(s). If the reader of this correspondence is not the intended recipient, you are hereby notified that any unauthorized review, use, distribution, or copying of this communication, or any of its contents, is strictly prohibited. If you have received this communication in error, we kindly request that you destroy all copies.

Wells Real Estate Funds, Inc., is affiliated with Wells Investment Securities, Inc. -
Distributor - Member FINRA/SIPC.